Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

August 10, 2006

MIDWEST AIR GROUP REPORTS JULY PERFORMANCE

Milwaukee, Wisconsin, August 10, 2006 – Midwest Air Group, Inc. (AMEX: MEH) today reported July performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. -- Performance Report
					Seven Months Ended
	July				July 31,
	2006	2005	% Change		2006	2005	% Change
Midwest Air Group
Scheduled Service Revenue Passenger Miles (000s)	388,580	327,907	18.5		2,424,007	1,932,246	25.5
Scheduled Service Available Seat Miles (000s)	463,291	405,032	14.4		3,125,101	2,644,104	18.2
Total Available Seat Miles (000s)	464,755	406,749	14.3		3,168,245	2,679,436	18.2
Load Factor (%)	83.9%	81.0%	2.9	pts.	77.6%	73.1%	4.5	pts.
Revenue Yield (estimate)	$0.1414	$0.1302	8.6		$0.1422	$0.1322	7.5
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.1186	$0.1054	12.5		$0.1103	$0.0966	14.2
Total Revenue per Total ASM (estimate)	$0.1303	$0.1168	11.6		$0.1225	$0.1086	12.8
Number of Flights	9,397	9,171	2.5		64,571	60,386	6.9
Into-plane Fuel Cost per Gallon (estimate)	$2.30	$1.82	26.7		$2.16	$1.69	27.6

Midwest Airlines Operations
Origin & Destination Passengers	342,089	298,111	14.8		2,139,159	1,717,332	24.6
Scheduled Service Revenue Passenger Miles (000s)	364,141	305,875	19.0		2,271,804	1,794,181	26.6
Scheduled Service Available Seat Miles (000s)	431,139	373,581	15.4		2,901,918	2,422,932	19.8
Total Available Seat Miles (000s)	432,603	375,299	15.3		2,944,695	2,457,997	19.8
Load Factor (%)	84.5%	81.9%	2.6	pts.	78.3%	74.0%	4.2	pts.
Revenue Yield (estimate)	$0.1277	$0.1151	11.0		$0.1268	$0.1152	10.0
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.1079	$0.0942	14.5		$0.0993	$0.0853	16.3
Total Revenue per Total ASM (estimate)	$0.1212	$0.1071	13.2		$0.1134	$0.0993	14.2
Average Passenger Trip Length (miles)	1,064	1,026	3.7		1,062	1,045	1.7
Number of Flights	4,685	4,144	13.1		31,311	25,600	22.3
Into-plane Fuel Cost per Gallon (estimate)	$2.30	$1.81	27.1		$2.15	$1.68	28.0

Midwest Connect Operations
Origin & Destination Passengers	76,527	76,273	0.3		487,556	473,684	2.9
Scheduled Service Revenue Passenger Miles (000s)	24,439	22,032	10.9		152,203	138,065	10.2
Scheduled Service Available Seat Miles (000s)	32,152	31,451	2.2		223,183	221,172	0.9
Total Available Seat Miles (000s)	32,152	31,451	2.2		223,550	221,439	1.0
Load Factor (%)	76.0%	70.1%	5.9	pts.	68.2%	62.4%	5.8	pts.
Revenue Yield (estimate)	$0.3454	$0.3411	1.2		$0.3720	$0.3530	5.4
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.2625	$0.2390	9.9		$0.2537	$0.2204	15.1
Total Revenue per Total ASM (estimate)	$0.2940	$0.2629	11.8		$0.2849	$0.2330	22.3
Average Passenger Trip Length (miles)	319	289	10.6		312	291	7.1
Number of Flights	4,712	5,027	(6.3)		33,260	34,786	(4.4)
Into-plane Fuel Cost per Gallon (estimate)	$2.36	$1.90	23.8		$2.21	$1.75	25.9

Note: All statistics exclude charter operations except total available seat miles, total revenue per total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities. More information is available at midwestairlines.com.

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